November 2010 Amendment No. 1 dated November 8, 2010 to Preliminary Terms No. 554 dated November 4, 2010 Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS

8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)
The securities pay interest at the rate of at least 8.25% per annum, payable annually.  Your investment in the securities is subject to currency exchange risk because the amount of principal payable to you at maturity as well as the interest amount payable on each interest payment date is affected by the performance of the Brazilian real (the “real”) relative to the U.S. dollar (the “dollar”) as determined on the relevant valuation date.  If the real has strengthened relative to the dollar on the relevant valuation date, the interest amount or the amount of principal you receive at maturity, as applicable, will increase.  In addition to any such increase, if the real has significantly strengthened relative to the dollar over the term of the securities such that the exchange rate on the final valuation date is less than 1.0, the amount of principal you receive at maturity will be further enhanced by the additional contingent amount of $50 per note (5% of the stated principal amount).  If the real has weakened relative to the dollar on the relevant valuation date, the interest amount or the amount of principal you receive at maturity, as applicable, will decrease.  As a result of this currency exchange risk, you could lose some or all of your initial investment in the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
PRELIMINARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Stated principal amount:	$1,000
Issue price:	$1,000 (100%)
Pricing date:	November , 2010
Original issue date:	November 26, 2010 ( business days after the pricing date)
Interest accrual date:	November 26, 2010
Maturity date:	November 26, 2015
Payment at maturity:
The sum of (i) the stated principal amount times the currency performance and (ii) the additional contingent amount, if applicable.  You will also receive accrued and unpaid interest amount, if any.  Due to currency exchange risk, this amount could be significantly less than the stated principal amount and could be zero.

Additional contingent amount:
$50 per note (5% of the stated principal amount).  The additional contingent amount will be paid only if the Brazilian real has strengthened significantly relative to the U.S. dollar such that the exchange rate on the final valuation date is less than 1.0.

Interest rate:	The interest rate will be set on the pricing date and will be at least 8.25% per annum.
Interest amount:
The product of (i) the stated principal amount, (ii) the currency performance and (iii) the interest rate, as calculated based on the day count convention.  Consequently, this amount is subject to currency exchange risk.

Interest payment period:	Annual
Interest payment dates:
Each November 26, beginning November 26, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day count convention:	30/360
Currency performance	initial exchange rate / valuation exchange rate
Initial exchange rate:
The exchange rate on the second currency business day preceding the original issue date.  We refer to the second currency business day preceding the original issue date as the initial exchange rate setting date.

Valuation exchange rate:	The exchange rate on the relevant valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into the U.S. dollar (expressed as the number of units of the real per dollar), as determined by reference to the reference source on such currency business day.  For more information, please see “Fact Sheet––Key Terms––Exchange rate” below.

Valuation dates:
The second currency business day preceding the relevant interest payment date or the maturity date, as applicable.  We refer to the second currency business day preceding the maturity date as the final valuation date.

CUSIP:	61747WAB5
ISIN:	US61747WAB54
Listing:	We do not expect to list the securities on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	100%	%	%
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of        % for each security they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008                        Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

Investment Overview

The 8.25% Securities due November 26, 2015 Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD) (the “securities”) offer investors an opportunity to earn interest at an above-market rate, in exchange for taking the risk that the Brazilian real will weaken relative to the U.S. dollar so that your U.S. dollar payments of interest could be reduced and you could lose some or all of your principal.  Your investment in the securities is subject to currency exchange risk because the amount of principal payable to you at maturity as well as the interest amount payable on each interest payment date is determined by reference to the performance of the Brazilian real (the “real”) relative to the U.S. dollar (the “dollar”) as determined on the relevant valuation date.  If the real strengthens relative to the dollar on the relevant valuation date, the interest amount or the amount of principal you receive at maturity will increase.  Moreover, in addition to any such increase, if the real significantly strengthens relative to the dollar such that the exchange rate on the final valuation date is less than 1.0, the amount of principal you receive at maturity will be further enhanced by the additional contingent amount of $50 per note (5% of the stated principal amount).  However, if the real weakens relative to the dollar on the relevant valuation date, the interest amount or the amount of principal you receive at maturity, as applicable, will decrease.  As a result of this currency exchange risk, you could lose some or all of your initial investment in the securities.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Maturity:	5 years
Interest rate:
At least 8.25% per annum, to be determined on the pricing date.
On the valuation date for each interest payment date, the interest rate will be applied to the stated principal amount as adjusted by the currency performance.

Payment at maturity:
At maturity, you will receive an amount of cash equal to the sum of (i) the stated principal amount times the currency performance and (ii) the additional contingent amount, if applicable.  We will also pay accrued and unpaid interest.

Additional contingent amount:
$50 per note (5% of the stated principal amount).  The additional contingent amount will be paid only if the Brazilian real has strengthened significantly relative to the U.S. dollar such that the exchange rate on the final valuation date is less than 1.0.

Minimum payment at maturity:	None

How Does The BRL/USD Exchange Rate Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The Brazilian real/U.S. dollar exchange rate is expressed as the number of units of the real per dollar.  A decrease in the exchange rate means that it takes fewer real to purchase one (1) U.S. dollar than it previously did.  As a result, a decrease in the exchange rate means that the real has appreciated / strengthened relative to the U.S. dollar.

Conversely, an increase in the exchange rate means that it takes more real to purchase one (1) U.S. dollar on the valuation date than it previously did.  As a result, an increase in the exchange rate means that the real has depreciated / weakened relative to the dollar.

▪	The currency performance is expressed as follows:

currency performance	=	initial exchange rate
valuation exchange rate

As a result, the currency performance will be greater than 1.0, resulting in a greater interest amount or amount of principal payable at maturity, if the valuation exchange rate decreases from the initial exchange rate, meaning the real has appreciated relative to the dollar from the initial exchange rate setting date to the relevant valuation date.

Conversely, the currency performance will be less than 1.0, resulting in a lesser interest amount or amount of principal payable at maturity, if the valuation exchange rate increases from the initial exchange rate, meaning the real has depreciated relative to the dollar from the initial exchange rate setting date to the relevant valuation date.

November 2010	Page 2

8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

Key Investment Rationale

This 5-year investment offers annual interest payments at rates currently above market in the United States.  However, because the amount of principal payable to you at maturity as well as the interest amount payable on each interest payment date is determined by reference to the Brazilian real/U.S. dollar exchange rate on the relevant valuation date, your investment in the securities is subject to currency exchange risk.

Scenario 1	If the Brazilian real appreciates relative to the U.S. dollar on any valuation date compared to its value on the initial exchange rate setting date:
■
Interest amount:  The interest amount you will receive on the applicable interest payment date would be greater than the amount you would have received if the real had not appreciated compared to its value on the initial exchange rate setting date.

■
Payment at maturity:  The amount of principal payable to you at maturity would be greater than the stated principal amount of the securities.  In addition, if the real has significantly strengthened relative to the dollar such that the exchange rate on the final valuation date is less than 1.0, the amount of principal payable to you at maturity will be further enhanced by the additional contingent amount of $50 per note (5% of the stated principal amount).

Scenario 2	If the Brazilian real depreciates relative to the U.S. dollar on any valuation date compared to its value on the initial exchange rate setting date:
■
Interest amount:  The interest amount you will receive on the applicable interest payment date would be less than the amount you would have received if the Brazilian real had appreciated or remained unchanged compared to its value on the initial exchange rate setting date.

■
Payment at maturity:  The amount of principal payable to you at maturity would be less than the stated principal amount. As a result of currency exchange risk, you could lose some or all of your initial investment in the securities.

Summary of Selected Key Risks (see page 9)

▪	Your principal and payments of interest are exposed to currency exchange risk.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Market price of the securities will be influenced by many unpredictable factors.

▪	The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.

▪	Government intervention in the currency markets could materially and adversely affect the value of the securities.

▪	Even though currencies trade around-the-clock, the securities will not.

▪
Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the securities and could reduce the amount of interest and principal you receive significantly and even to zero.

▪	The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities. They also expect to hedge the issuer’s obligations under the securities.

November 2010	Page 3

8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, do not guarantee the return of any principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  The amount of principal payable to you at maturity as well as the interest amount payable on each interest payment date will be affected by the performance of the Brazilian real relative to U.S. dollar as determined on the relevant valuation date.  As a result of this currency exchange risk, you could lose some or all of your initial investment in the securities.  The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November , 2010	November 26, 2010 ( business days after the pricing date)	November 26, 2015
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Stated principal amount:	$1,000
Issue price:	$1,000 (100%)
Interest accrual date:	November 26, 2010
Payment at maturity:
The sum of (i) the stated principal amount times the currency performance and (ii) the additional contingent amount, if applicable.  You will also receive accrued and unpaid interest amount, if any.  Due to currency exchange risk, this amount could be significantly less than the stated principal amount and could be zero.

Additional contingent amount:
$50 per note (5% of the stated principal amount).  The additional contingent amount will be paid only if the Brazilian real has strengthened significantly relative to the U.S. dollar such that the exchange rate on the final valuation date is less than 1.0.

Interest rate:	The interest rate will be set on the pricing date and will be at least 8.25% per annum.
Interest amount:
The product of (i) the stated principal amount, (ii) the currency performance and (iii) the interest rate, as calculated based on the day count convention.  Consequently, this amount is subject to currency exchange risk.

Interest payment period:	Annual
Interest payment dates:
Each November 26, beginning November 26, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day count convention:	30/360
Currency performance	initial exchange rate / valuation exchange rate
Initial exchange rate:
The exchange rate on the second currency business day preceding the original issue date.  We refer to the second currency business day preceding the original issue date as the initial exchange rate setting date.

Valuation exchange rate:	The exchange rate on the relevant valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into the U.S. dollar (expressed as the number of units of the real per dollar), equal to BRL09 as determined by reference to the rate displayed on the reference source on such currency business day; provided that if (i) no such rate is displayed on the reference resource for such day, (ii) such day is an unscheduled holiday, (iii) the calculation agent determines in good faith that the rate so displayed on the reference source is manifestly incorrect or (iv) a price materiality event occurs, the exchange rate will be BRL 12, and in the event BRL 12 is unavailable, BRL 13, and in the event BRL 13 is unavailable, a rate equal to the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of Brazilian real into U.S. dollars determined by at least five independent leading dealers, selected by the calculation agent (the “reference dealers”), in the underlying market for Brazilian real; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of Brazilian real into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for Brazilian real shall be the exchange rate as determined by the calculation agent in good faith on such day, taking into account any information deemed relevant by the calculation agent.

Quotes of Morgan Stanley & Co. Incorporated (“MS & Co.”) or the calculation agent or any of their affiliates may be included in the calculation of any mean described above, but only to the extent that any such exchange rate quoted is the lowest of the exchange rate quotes obtained.

If the Brazilian real is lawfully eliminated, converted, redenominated or exchanged by Brazil after the initial exchange rate setting date and prior to any valuation date, the calculation agent, in its sole discretion, will determine the exchange rate of such currency (or make such adjustment to the initial exchange rate) on each subsequent valuation date in accordance with legal requirements and market practice.

Risk factors:	Please see “Risk Factors” beginning on page 9

November 2010	Page 4

8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

Reference source:	Reuters page “BRFR”
Valuation dates:
The second currency business day preceding the relevant interest payment date or the maturity date, as applicable.  We refer to the second currency business day preceding the maturity date as the final valuation date.

BRL 09:
BRL PTAX (BRL09), which we refer to as BRL 09, on any date means the Brazilian real/U.S. dollar offered rate for U.S. dollars, expressed as the amount of Brazilian reals per one U.S. dollar, for settlement in two currency business days reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or exchange rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes) at approximately 6:00 p.m., Sao Paulo time, on the date.

BRL 12:
EMTA BRL Industry Survey Rate (BRL12), which we refer to as BRL 12, on any date means the average of the Brazilian real/U.S. dollar bid and offered rates for U.S. dollars, expressed as the amount of Brazilian reals per one U.S. dollar, for settlement in two currency business days, as published on EMTA’s website (www.emta.org) at approximately 3:45 p.m. (Sao Paulo time), or as soon thereafter as practicable, on the date.  The rate shall be calculated by EMTA (or a service provider EMTA may select in its sole discretion) pursuant to the EMTA BRL Industry Survey Methodology (which means a methodology, dated as of March 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions in Brazil that are active participants in the Brazilian real/U.S. dollar spot markets for the purpose of determining the EMTA BRL Industry Survey Rate).

BRL 13:
EMTA BRL Indicative Survey Rate (BRL13), which we refer to as BRL 13, means the rate for a particular date which will be the average of the Brazilian real/U.S. dollar bid and offered rates for U.S. dollars, expressed as the amount of Brazilian reals per one U.S. dollar, for settlement in two currency business days, as published on EMTA’s website (www.emta.org) at approximately 12:00 p.m. (Sao Paulo time), or as soon thereafter as practicable, on the date.  The rate shall be calculated by EMTA (or a service provider EMTA may select in its sole discretion) pursuant to the EMTA BRL Indicative Survey Methodology (which means a methodology, dated as of March 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions in Brazil that are active participants in the Brazilian real/U.S. dollar spot markets for the purpose of determining the EMTA BRL Indicative Survey Rate).

Price materiality event:
A price materiality event shall be deemed to occur if (i) BRL 09 as displayed on the reference source has been, in the good faith belief of the calculation agent, inflated or deflated by government intervention or (ii) the difference between such rate and either BRL 12 or BRL 13 is more than 3%.

Unscheduled holiday:
A day that is not a currency business day with respect to the Brazilian real and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) for the Brazilian real on the date that is two currency business days prior to the applicable valuation date.

Currency business day:
A day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in (i) The City of New York and (ii) any of Sao Paulo, Rio de Janeiro or Brasilia disregarding any unscheduled holiday.

General Information
CUSIP:	61747WAB5
ISIN:	US61747WAB54
Denomination:	$1,000 / 1 security
Tax considerations:
Because the securities provide for the additional contingent amount at maturity, it is possible the Internal Revenue Service (the “IRS”) may assert that the securities are subject to the Treasury regulations relating to “contingent payment debt instruments” (the “CPDI Rules”).  Applicable Treasury regulations, however, provide for certain exceptions to the application of the CPDI Rules.  Based on the applicable Treasury regulations, we intend to take the position that the CPDI Rules do not apply to the securities.  Our position is binding on a holder unless such holder discloses its contrary position in a manner required by applicable Treasury regulations.  Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, the timing and character of amounts attributable to the securities would be materially different.  The remainder of this discussion assumes that the securities will not be subject to the CPDI Rules.

Because all payments on the securities are “determined by reference” to a foreign currency, the securities will be subject to special rules under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder.

In general, a U.S. holder will be required to include in income the amount of interest accrued or paid on the securities as determined under the applicable Treasury regulations.  Further, the rules under Section 988 of the Code could require some or all of the gain or loss recognized upon the sale, exchange or retirement of the securities to be recharacterized as ordinary income or loss, to the extent that such gain or loss is due to the fluctuation of currency exchange rates.

The rules under Section 988 of the Code are complex, and their application to a U.S. holder may depend on the holder’s particular U.S. federal income tax situation (including whether certain elections are made by

November 2010	Page 5

8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

the holder).  The preceding paragraph contains only a brief summary of the rules described in the section of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders– Notes – Foreign Currency Notes.”  Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the initial exchange rate setting date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in forwards and options contracts on the Brazilian real or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the Brazilian real relative to the U.S. dollar on the initial exchange rate setting date, and, therefore, increase the value relative to the U.S. dollar that the Brazilian real must attain on the applicable valuation date before you would receive (i) interest amounts that are enhanced by the currency performance and (ii) a payment of principal at maturity that is greater than the stated principal amount.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state,

November 2010	Page 6

8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of      % for each security they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036.  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2010	Page 7

8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

How the Securities Work

The following hypothetical examples illustrate how interest amounts and the amount of principal payable at maturity are affected by the currency performance of the Brazilian real relative to the U.S. dollar.  The examples assume an initial exchange rate of 1.70 and an interest rate of 8.25% and reflect the additional contingent amount of $50 per note.  The following examples are hypothetical and are provided for illustrative purposes only.  The actual initial exchange rate will be determined on the initial exchange rate setting date.

Interest Amounts

Example 1 – The valuation exchange rate for the first interest payment date is 1.60.  The interest amount payable to you on the first interest payment date will be calculated as follows:

Interest amount = $1,000 × currency performance × interest rate = $1,000 × (1.70/1.60) × 8.25% = $87.65625

Because the Brazilian real has appreciated relative to the U.S. dollar on the relevant valuation date, the interest amount is greater than the amount that would have been payable had the real depreciated or remained unchanged from the initial exchange rate setting date.

Example 2 – The valuation exchange rate for the second interest payment date is 1.80.  The interest amount payable to you on the second interest payment date will be calculated as follows:

Interest amount = $1,000 × currency performance × interest rate = $1,000 × (1.70/1.80) × 8.25% = $77.91667

Because the Brazilian real has depreciated relative to the U.S. dollar on the relevant valuation date, the interest amount will be negatively affected by the currency performance and will be less than the amount that would have been payable had the real appreciated or remained unchanged from the initial exchange rate setting date.

Amount of Principal Payable at Maturity

Example 3 – The exchange rate on the final valuation date is 1.60.  The amount of principal payable to you at maturity equals the sum of (i) the stated principal amount times the currency performance and (ii) the additional contingent amount, if applicable.  Although the Brazilian real has strengthened relative to the U.S. dollar, because the exchange rate on the final valuation date is greater than 1.0, there will be no additional contingent amount.  The amount of principal payable to you at maturity will be calculated as follows:

Payment of principal at maturity = $1,000 x currency performance = $1,000 × (1.70/1.60) = $1,062.50

Example 4 – The exchange rate on the final valuation date is 0.85. Because the Brazilian real has significantly strengthened relative to the U.S. dollar such that the exchange rate on the final valuation date is less than 1.0, the amount of principal you receive at maturity will be further enhanced by the additional contingent amount of $50 per note (5% of the stated principal amount).  The amount of principal payable to you at maturity will be calculated as follows:

Payment of principal at maturity	=	($1,000 x currency performance) + additional contingent amount
	=	[$1,000 × (1.70/0.85)] + $50 = $2,050

Example 5 – The exchange rate on the final valuation date is 3.40.  Because the Brazilian real has weakened relative to the U.S. dollar on the final valuation date, the amount of principal you receive at maturity will be negatively affected by the currency performance and will be less than the stated principal amount of the securities.  The amount of principal payable to you at maturity will be calculated as follows:

Payment of principal at maturity = $1,000 x currency performance = $1,000 × (1.70/3.40) = $500

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8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

Risk Factors

The securities involve risks not associated with an investment in ordinary fixed rate notes.  This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.  Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪
Currency exchange risk.  The amount of principal payable at maturity and all payments of interest are linked to the currency performance of the Brazilian real relative to the U.S. dollar as determined on the applicable valuation date.  A depreciation in the Brazilian real relative to the U.S. dollar on the final valuation date from the initial exchange rate setting date would mean you would receive an amount of principal less than the amount of your initial investment in the securities and possibly zero in the event of a serious disruption in the Brazilian real/U.S. dollar currency market.  Due to the effect of the Brazilian real/U.S. dollar exchange rate, your entire investment is at risk. Similarly, a depreciation in the Brazilian real relative to the U.S. dollar on the valuation date applicable to any interest payment date would mean that the interest amounts will be less, and possibly significantly less, than the amounts that would be payable if the real appreciated or remained unchanged from the initial exchange rate setting date.

▪
The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.  Investors are dependent on our ability to pay all amounts due on the securities on the interest payment dates and at maturity, and therefore, investors are subject to our credit risk.  If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

▪
Market price of the securities will be influenced by many unpredictable factors. Several factors, some of which are beyond our control, will influence the price of the securities that may be resold in the secondary market prior to maturity and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that the exchange rate between the Brazilian real and the U.S. dollar on any day will affect the market price of the securities more than any other single factor.  Other factors that may influence the market price of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the exchange rate between the Brazilian real and the U.S. dollar; (ii) interest and yield rates in Brazil and changes in U.S. interest rates; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Brazilian real, the U.S. dollar or currencies markets generally and that may affect the exchange rate; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the Brazilian real has weakened relative to the U.S. dollar or if interest rates in the U.S. rise.

▪
The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.  An investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Brazilian real, relative to the U.S. dollar.  As an emerging markets currency, the Brazilian real is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

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8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by monetary, fiscal and trade policies or actions pursued by the governments of Brazil and the United States and other countries important to international trade and finance, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the Brazilian real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real relative to the U.S. dollar.  Since then the exchange rate has fluctuated considerably.  In addition, under certain conditions the government has the ability to restrict the conversion of the Brazilian real into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

By offering these securities, we are not expressing a view as to whether the Brazilian real will strengthen or weaken relative to the U.S. dollar and we or our affiliates may release research or recommendations that are inconsistent with purchasing or holding the securities.

▪
Government intervention in the currency markets could materially and adversely affect the value of the securities.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  As described above, governments, including those of Brazil and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the Brazilian real and the U.S. dollar should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Brazilian real or the U.S. dollar, or any other currency.  Any significant changes or governmental actions with respect to the Brazilian real, the U.S. dollar or any other currency that result in a weakening of the Brazilian real relative to the U.S. dollar will adversely affect the value of the securities and the return on an investment in the securities.

In addition, if the Brazilian real is lawfully eliminated, converted, redenominated or exchanged by Brazil during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the initial exchange rate) on each subsequent valuation date in accordance with legal requirements and market practice.  Such determinations may adversely affect the amount payable to you on an interest payment date, at maturity or upon acceleration.

▪
Even though currencies trade around-the-clock, the securities will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the Brazilian real and/or the U.S. dollar are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the exchange rate between the Brazilian real and the U.S. dollar used in calculating any payment due to you under the securities.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and

November 2010	Page 10

8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the securities.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rate between the Brazilian real and the U.S. dollar and, therefore, the payments on the securities and the value of the securities in the secondary market.

▪
The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that will be included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the initial exchange rate, the valuation exchange rate and the currency performance, and will calculate the payment you will receive on each interest payment date or at maturity.  Determinations made by MSCS in its capacity as calculation agent, including with respect to the determination of an exchange rate under certain circumstances as described under “Fact Sheet––Key Terms––Exchange rate,” may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the Brazilian real and/or U.S. dollar), including trading in futures, forwards and/or options contracts on the Brazilian real as well as in other instruments related to the Brazilian real and/or U.S. dollar and related interest rates.  Some of our subsidiaries also trade the Brazilian real and other financial instruments related to the Brazilian real on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the initial exchange rate setting date could increase the value of the Brazilian real relative to the U.S. dollar on the initial exchange rate setting date and, as a result, could increase the value relative to the U.S. dollar that the Brazilian real must attain on the relevant valuation date before you would receive (i) interest amounts that are enhanced by the currency performance and (ii) a payment of principal at maturity that is greater than the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the Brazilian real/U.S. dollar exchange rate on any valuation date and, accordingly, may adversely affect the amount you will receive on interest payment dates at maturity.

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.  They also expect to hedge the issuer’s obligations under the securities.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities may affect

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8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

the market value of the securities.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

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8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

Historical Information

The following table sets forth the published high, low and end-of-quarter Brazilian real/U.S. dollar exchange rates (BRL PTAX (BRL09)) for each quarter in the period from January 1, 2005 through November 5, 2010.  The related graph sets forth the end-of-week exchange rate of the Brazilian real relative to the U.S. dollar (BRL PTAX (BRL09)) for such period.  We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  You cannot predict the future performance of the Brazilian real relative to the U.S. dollar based on its historical performance.  We cannot give you any assurance that the real will strengthen relative to the dollar on any valuation date.  In addition, the exchange rates published by Bloomberg Financial Markets may differ from the rate determined pursuant to “Exchange rate” or “BRL 09” above. If the real depreciates relative to the dollar on any valuation date, the related interest amount would be less than it otherwise would have been, and the payment of principal you receive at maturity may be less, and possibly significantly less, than the stated principal amount.

BRL (# BRL / USD)	High	Low	Period End
2005
First Quarter	2.7621	2.5621	2.6662
Second Quarter	2.6598	2.3504	2.3504
Third Quarter	2.4656	2.2222	2.2222
Fourth Quarter	2.3735	2.1633	2.3407
2006
First Quarter	2.3460	2.1067	2.1724
Second Quarter	2.3711	2.0586	2.1643
Third Quarter	2.2188	2.1282	2.1742
Fourth Quarter	2.1870	2.1331	2.1380
2007
First Quarter	2.1556	2.0504	2.0504
Second Quarter	2.0478	1.9047	1.9262
Third Quarter	2.1124	1.8389	1.8389
Fourth Quarter	1.8501	1.7325	1.7713
2008
First Quarter	1.8301	1.6700	1.7491
Second Quarter	1.7534	1.5919	1.5919
Third Quarter	1.9559	1.5593	1.9143
Fourth Quarter	2.5004	1.9213	2.3370
2009
First Quarter	2.4218	2.1889	2.3152
Second Quarter	2.2899	1.9301	1.9516
Third Quarter	2.0147	1.7781	1.7781
Fourth Quarter	1.7879	1.7024	1.7412
2010
First Quarter	1.8773	1.7227	1.7810
Second Quarter	1.8811	1.7306	1.8015
Third Quarter	1.8006	1.6942	1.6942
Fourth Quarter (through November 5, 2010)	1.7112	1.6554	1.6801

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8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

Brazilian real / U.S. dollar End-of-week exchange rates January 1, 2000 through November 5, 2010 (expressed as units of BRL per USD)

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8.25% Securities due November 26, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL/Bearish USD)

Additional Selling Restrictions

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of these preliminary terms or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The securities have not been and will not be registered with the Colombian National Registry of Securities and Issuers or the Colombian Stock Exchange.  Therefore, the securities may not be publicly offered in Colombia.  The issuance of the securities, as well as trading and payments in respect of the securities, will occur outside Colombia.

The recipient acknowledges that Colombian laws and regulations (particularly foreign exchange and tax regulations) are applicable to any transaction or investment made in connection with these preliminary terms and represents that it has sole liability for full compliance with any such laws and regulations.  These preliminary terms, the accompanying prospectus supplement and prospectus are for the sole and exclusive use of the recipient and cannot be understood as being addressed to, or be used by, any other third party.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  These preliminary terms and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The securities have not been registered before the Comisión Nacional Supervisora de Empresas y Valores (Conasev) and are being placed by means of a private offer pursuant to section 5 of the Peruvian Securities Market Law.  Conasev has not reviewed the information provided in these preliminary terms or the accompanying prospectus supplement or prospectus.

Each agent and each dealer represents and agrees that it will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will it circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)   an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)   an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

November 2010	Page 15